Exhibit 99.1

Aéropostale Reports Results for Second Quarter of Fiscal 2013

New York, New York, August 22, 2013 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the second quarter of fiscal 2013, and provided guidance for the third quarter of fiscal 2013.

Second Quarter Performance
For the second quarter of fiscal 2013, net sales decreased 6% to $454.0 million, from $485.3 million in the year ago period. Comparable sales, including the e-commerce channel, for the second quarter decreased 15%, compared to the corresponding 13-week period ended August 4, 2012.

The Company reported a net loss for the second quarter of 2013 of $33.7 million, or $0.43 per diluted share, which included an after-tax charge of approximately $5.2 million, or $0.07 per diluted share, resulting from store asset impairment charges, and an after-tax charge of approximately $1.6 million, or $0.02 per diluted share, as a result of the accounting effect related to retirement features of our stock based compensation plan.

Excluding the aforementioned charges, the Company reported an adjusted net loss of $26.9 million, or $0.34 per diluted share in the second quarter of 2013.

Thomas P. Johnson, Chief Executive Officer, commented, “As previously reported, our second quarter results did not change materially from earlier in the year. Our business was pressured by a challenging teen retail environment with weak traffic trends and high levels of promotional activity. Our results were particularly disappointing given the level of change we have registered with the Aéropostale brand in recent periods.”

E-commerce
Net revenues from the Company's e-commerce business for the second quarter of fiscal 2013, including net revenues from the GoJane.com business, which was acquired on November 13, 2012, increased 22% to $39.0 million, from $31.9 million in the year ago period.

Cash Position and Share Repurchase Program
The Company ended the quarter with cash and cash equivalents of $100.3 million and no debt. The Company currently has $104.4 million of availability remaining under its share repurchase program.

Store Growth and Capital Spending
The Company opened 4 Aéropostale and 19 P.S. from Aéropostale stores, and closed 9 Aéropostale stores and 1 P.S. from Aéropostale store during the quarter. For the second quarter, the Company invested $27.7 million in planned capital expenditures.

Third Quarter Guidance
For the third quarter of fiscal 2013, the Company expects to report a net loss in the range of $0.21 to $0.26 per diluted share. This compares to earnings of $0.31 per diluted share for the third quarter of 2012. This earnings guidance does not include the impact of any potential store asset impairment charges, and assumes an effective tax rate of approximately 35.5% versus a tax rate of 41.2% for the third quarter of 2012.

Additionally, the Company is revising its store closure plans. For fiscal 2013, the Company plans to close approximately 30 to 40 Aéropostale stores, compared to its previously issued guidance of 15 to 20 Aéropostale stores.

Mr. Johnson continued, “Our negative outlook for the third quarter reflects the challenges of a highly promotional and competitive teen retail environment which we expect will continue. As we navigate the current environment, we will continue to focus on our strategic initiatives of further refining our merchandise mix and communicating the changes we have made to our brand through marketing. We are committed to turning our business around and remain focused on shifting brand perception and recapturing market share.”

Use of Non-GAAP Measures
The Company believes that the disclosure of adjusted net income (loss) and adjusted earnings (loss) per diluted share, which are non-GAAP financial measures, provides investors with useful information to help them better understand the Company's results (see Exhibit D).

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its second quarter results. The broadcast will be available through the 'Investor Relations' link at www.aeropostale.com and www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 899 Aéropostale® stores in 50 states and Puerto Rico, 79 Aéropostale stores in Canada and 145 P.S. from Aéropostale® stores in 31 states and Puerto Rico. In addition, pursuant to various licensing agreements, our licensees currently operate 55 Aéropostale® locations and one Aéropostale® and P.S. from Aéropostale® store in the Middle East, Asia, Europe, and Latin America. On November 13, 2012, Aéropostale, Inc. acquired substantially all of the assets of online women's fashion footwear and apparel retailer GoJane.com, Inc. Based in Ontario, California, GoJane.com focuses primarily on fashion footwear, with a select offering of contemporary apparel and other accessories.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" MADE     IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 3, 2013	February 2, 2013	July 28, 2012

ASSETS
Current Assets:
Cash and cash equivalents	$100,291	$231,501	$169,640
Merchandise inventory	249,618	155,463	246,708
Other current assets	89,244	52,976	65,921
Total current assets	439,153	439,940	482,269

Fixtures, equipment and improvements, net	269,510	262,778	300,517
Goodwill and intangible assets	28,956	29,332	—
Other assets	6,037	8,794	4,161

TOTAL ASSETS	$743,656	$740,844	$786,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$150,930	$89,991	$141,031
Accrued expenses	92,764	113,515	89,788
Total current liabilities	243,694	203,506	230,819

Other non-current liabilities	131,633	126,974	134,012

Stockholders’ equity	368,329	410,364	422,116

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$743,656	$740,844	$786,947

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	13 weeks ended
	August 3, 2013		July 28, 2012
		% of sales		% of sales
Net sales	$454,034	100.0%	$485,337	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	372,863	82.1	362,567	74.7
Gross profit	81,171	17.9	122,770	25.3
Selling, general and administrative expenses	124,963	27.5	122,175	25.2
(Loss) income from operations	(43,792)	(9.6)	595	0.1
Interest expense, net	192	0.0	148	0.0
(Loss) income before income taxes	(43,984)	(9.6)	447	0.1
Income taxes	(10,250)	(2.2)	376	0.1
Net (loss) income	$(33,734)	(7.4)%	$71	0.0%
Basic (loss) earnings per share	$(0.43)		$0.00
Diluted (loss) earnings per share	$(0.43)		$0.00
Weighted average basic shares	78,470		81,266
Weighted average diluted shares	78,470		81,708

STORE DATA:

Comparable sales change (including e-commerce channel) [1]	(15)%		0%
Stores open at end of period	1,119		1,085
Total square footage at end of period	4,139,513		4,010,522
Average square footage during period	4,119,473		3,988,909

1 The comparable sale change for the 13-week period ended August 3, 2013 is compared to the 13-week period ended August 4, 2012.

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	26 weeks ended
	August 3, 2013		July 28, 2012
		% of sales		% of sales
Net sales	$906,307	100.0%	$982,551	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	723,701	79.9	720,769	73.4
Gross profit	182,606	20.1	261,782	26.6
Selling, general and administrative expenses	246,904	27.2	244,498	24.9
(Loss) income from operations	(64,298)	(7.1)	17,284	1.7
Interest expense, net	391	0.0	307	0.0
(Loss) income before income taxes	(64,689)	(7.1)	16,977	1.7
Income taxes	(18,787)	(2.0)	6,330	0.6
Net (loss) income	$(45,902)	(5.1)%	$10,647	1.1%
Basic (loss) earnings per share	$(0.59)		$0.13
Diluted (loss) earnings per share	$(0.59)		$0.13
Weighted average basic shares	78,420		81,155
Weighted average diluted shares	78,420		81,667

STORE DATA:

Comparable sales change (including e-commerce channel) [1]	(14)%		1%
Average square footage during period	4,086,609		3,958,836

1 The comparable sale change for the 26-week period ended August 3, 2013 is compared to the 26-week period ended August 4, 2012.

EXHIBIT D

AÉROPOSTALE, INC.
RECONCILIATION OF NET INCOME (LOSS) AND DILUTED EARNINGS PER SHARE
(In thousands, except per share and store data)
(Unaudited)

The following table presents a reconciliation of net income (loss) and diluted earnings (loss) per share (“EPS”) on a GAAP basis to the non-GAAP adjusted basis discussed in this release.

	13 weeks ended
	August 3, 2013
	Net Loss	Diluted EPS

As reported	$(33,734)	$(0.43)
Asset impairment charges	5,191	0.07
Accounting effect related to retirement features of our stock based compensation plan	1,615	0.02
As adjusted	$(26,928)	$(0.34)

	26 weeks ended
	August 3, 2013
	Net Loss	Diluted EPS

As reported	$(45,902)	$(0.59)
Asset impairment charges	5,514	0.08
Accounting effect related to retirement features of our stock based compensation plan	1,615	0.02
As adjusted	$(38,773)	$(0.49)